Directors of the Company

The directors of the Company are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. As of March 15, 1997, the Board of Directors of the Company consisted of the following persons:

    Oliver T. Carr, Jr., 71, has been the Chief Executive Officer and Chairman of the Board of Directors of the Company since it commenced operations in February 1993. Mr. Carr's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders. Mr. Carr founded OCCO in 1962 and since that time has been its Chairman of the Board and a director. In addition, Mr. Carr has served as President of OCCO since February 1993. Mr. Carr is also on the Board of Directors of Carr Park, Inc., a subsidiary of OCCO. He was Chairman of the Board of Trustees of The George Washington University until May 1995. Mr. Carr is the father of Thomas A. Carr and Robert O. Carr. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors.

    Thomas A. Carr, 38, has been President and a director of the Company since February 1993. Mr. Carr's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders. In May 1995, Mr. Carr was also appointed the Chief Operating Officer of the Company, at which time he resigned as the Company's Chief Financial Officer, a position he had held since February 1993. Mr. Carr was President of Carr Partners, Inc., a financial services affiliate of OCCO, from 1991 until February 1993, when Carr Partners, Inc. ceased operations. Prior to becoming President of Carr Partners, Inc., Mr. Carr was Vice President of Suburban Development and Regional Development Partner for Montgomery County for OCCO, beginning in 1985. Mr. Carr is a director of OCCO. Mr. Carr holds a Masters degree in Business Administration from Harvard Business School, and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and a director of Lafayette Square Partners, Inc. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Robert O. Carr. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors. In addition, Mr. Carr is a member of management's Operating Committee and Investment Committee.

    Robert O. Carr, 47, has been a director of the Company and President and Chairman of the Board of Directors of Carr Real Estate Services, Inc. ("Carr Services, Inc."), a subsidiary of the Company, since February 1993. Mr. Carr's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders. Mr. Carr is a director of OCCO and, from 1987 until February 1993, served as its President and Chief Executive Officer. Mr. Carr joined OCCO in 1973 and has served in a number of positions which have included the supervision of all development operations since 1979 and all day-to-day company operations since 1982 as Executive Vice President. Mr. Carr is a member of the Boards of Directors for the Greater Washington Research Center, the Corcoran School of Art, and the National Cathedral School for Girls. Mr. Carr is also a member of the Greater Washington Board of Trade, the Urban Land Institute, and the D.C. Chamber of Commerce. Mr. Carr holds a Bachelor of Arts degree from Trinity College. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Thomas A. Carr. Mr. Carr is a member of the Executive Committee of the Board of Directors.

    David Bonderman, 54, has been a director of the Company since its commencement of operations. Mr. Bonderman's term expires at the 1997 Annual Meeting of Stockholders. He is the managing general partner of TPG Partners, L.P., a private investment partnership. From October 1971 through June 1983, Mr. Bonderman was an associate and then partner in the law firm of Arnold & Porter, Washington, D.C. From July 1983 through August 1992, Mr. Bonderman served as the Vice President and Chief Operating Officer of Keystone, Inc. (formerly the Robert M. Bass Group, Inc.). Mr. Bonderman also serves as a director of Bell & Howell Holdings Company, Washington Mutual, Inc., Denbury Resources, Inc., National Education Corporation and Continental Airlines, Inc. Mr. Bonderman holds a Bachelor of Arts degree from the University of Washington and an L.L.B. degree from Harvard University. Mr. Bonderman is a member of the Executive Compensation Committee of the Board of Directors.

    Andrew F. Brimmer, 70, has been a director of the Company since February 1993. Dr. Brimmer's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders. He has been the President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Since


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1995, Dr. Brimmer has served as the chairman of the District of Columbia
Financial Control Board. Dr. Brimmer was a member of the Board of Governors of the Federal Reserve System from 1966 through 1974. He is also the Wilmer D. Barrett Professor of Economics at the University of Massachusetts-Amherst. Dr. Brimmer serves as a director of BankAmerica Corporation and Bank of America, BlackRock Investment Income Trust, Inc. (and other funds), PHH Corporation, E.l. du Pont de Nemours & Company, Navistar International Corporation, Gannett Company, Borg-Warner Automotive, Inc. and Airborne Express. Dr. Brimmer received a Bachelor of Arts and a Masters degree in Economics from University of Washington and holds a Ph.D. in Economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.

    A. James Clark, 69, has been a director of the Company since February 1993. Mr. Clark's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders. He has been Chairman of the Board and President of Clark Enterprises, Inc., a Bethesda, Maryland-based company involved in real estate, communications, and commercial and residential construction, since 1972. Mr. Clark is a member of the University of Maryland Foundation, and serves on the Board of Trustees of The Johns Hopkins University. He is also a member of the PGA Tour Investments Policy Board and a director of Lockheed Martin Corporation and Potomac Electric Power Company. Mr. Clark is a graduate of the University of Maryland. Mr. Clark is a member of the Investment Committee, the Executive Compensation Committee, the Executive Committee and the Nominating Committee of the Board of Directors.

    Anthony R. Manno, Jr., 44, has been a director of the Company since May 1996. Mr. Manno's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders. Mr. Manno is a Managing Director of Security Capital Investment Research Incorporated, an affiliate of USRealty. Prior to joining Security Capital Investment Research Incorporated in 1993, Mr. Manno was a managing director of LaSalle Partners Limited where he served in various capacities from 1980 to 1993, including client manager for LaSalle Partners Limited's joint venture partner, Dai-ichi Mutual Life Insurance Company; manager of LaSalle Partners Limited's property finance group; and a member of LaSalle Partners Limited's investment committee. Prior thereto, Mr. Manno was a commercial real estate loan officer of The First National Bank of Chicago. Mr. Manno is a Certified Public Accountant. Mr. Manno received his Masters in Business Administration, with a concentration in Finance, from the University of Chicago School of Business and his M.A. and B.A. in Economics from Northwestern University.

    Caroline S. McBride, 43, has been a director of the Company since July 1996. Mrs. McBride's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders. Mrs. McBride is a Managing Director of Security Capital Investment Research Incorporated. From January 1993 to June 1996, Mrs. McBride was the director of private market investments for the IBM Retirement Fund and from January 1992 to January 1995, she was the director of real estate investments for such fund. Prior to joining the IBM Retirement Fund in 1992, Mrs. McBride was director of finance, investments and asset management for IBM's corporate real estate division. Mrs. McBride is on the Boards of Directors of the Pension Real Estate Association (PREA) and the Real Estate Research Institute. Mrs. McBride received her Masters in Business Administration from New York University and a Bachelor of Arts degree from Middlebury College. Mrs. McBride is a member of the Investment Committee and the Audit Committee of the Board of Directors.

    J. Marshall Peck, 45, has been a director of the Company since June 1996. Mr. Peck was appointed to the Board in connection with the USRealty Transaction. Mr. Peck is a Managing Director of Security Capital Investment Research Incorporated. Prior to joining Security Capital Investment Research Incorporated in May 1996, Mr. Peck was a Managing Director of LaSalle Partners Limited since January 1989, where he served in various capacities over his 14-year tenure, with responsibility for operating groups within both the investment and services businesses and was a member of its management committee. Prior thereto, Mr. Peck held various marketing and management positions in the Data Processing Division of IBM. Mr. Peck is past Chairman of the Pension Real Estate Association and serves on the National Real Estate Advisory Board of the Nature Conservancy. Mr. Peck is on the Boards of


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Directors of Regency Realty Corporation and Storage USA, Inc. Mr. Peck received his B.A. degree from University of North Carolina at Chapel Hill. Mr. Peck is a member of the Executive Committee and the Executive Compensation Committee of the Board of Directors.

    George R. Puskar, 53, has been a director of the Company since its commencement of operations. Mr. Puskar's term expires at the 1999 Annual Meeting of Stockholders. He has served as the Chairman and Chief Executive Officer of Equitable Real Estate Investment Management, Inc. ("Equitable Real Estate") since 1989 and a vice president of The Equitable Life Assurance Society of the United States ("ELAS"). Mr. Puskar joined ELAS in 1966 in its local field office in Pittsburgh. Mr. Puskar became the President of Equitable Real Estate, a diversified real estate organization which is a subsidiary of ELAS, in 1984. Mr. Puskar serves as a director of Equitable Real Estate Capital Markets, Inc. and is a board member of the International Council of Shopping Centers, Clark Atlanta University, The Atlanta Chamber of Commerce, the Vice Chairman and a board member of the National Realty Committee, and a member of the Advisory Board of the Wharton School's Real Estate Center in Philadelphia. Mr. Puskar is a member of the Executive Committee and the Nominating Committee of the Board of Directors.

    William D. Sanders, 55, has been a director of the Company since May 1996. Mr. Sanders is the Founder and Chairman of Security Capital Group, an affiliate of USRealty. Mr. Sanders retired on January 1, 1990, as chief executive officer of LaSalle Partners Limited, which he founded in 1968. Mr. Sanders is on the Boards of Directors of R. R. Donnelley & Sons Company, USRealty, Storage USA, Inc. and Regency Realty Corporation. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his Bachelor of Science from Cornell University. Mr. Sanders is a member of the Nominating Committee of the Board of Directors.

    Wesley S. Williams, Jr., 54, has been a director of the Company since February 1993. Mr. Williams' term as a director of the Company expires at the 1998 Annual Meeting of Stockholders. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. He was adjunct professor of real estate finance law at the Georgetown University Law Center from 1971 to 1973 and is a contributing author to several texts on banking law and on real estate finance and investment. Mr. Williams is also on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves on the Boards of Directors of Blackstar Communications, Inc. and its Florida, Michigan and Oregon subsidiaries; Blackstar LLC and its Nebraska and South Dakota subsidiaries; and the Federal Reserve Bank of Richmond. Mr. Williams is Chairman of the Boards of Directors of Broadcast Capital, Inc. and Broadcast Capital Fund, Inc. and is Vice Chairman of The Lockhart Companies, Incorporated. Mr. Williams also is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company. Mr. Williams received a B.A. and J.D. from Harvard University, an M.A. from the Fletcher School of Law and Diplomacy and an L.L.M. from Columbia University. Mr. Williams is a member of the Executive Compensation Committee of the Board of Directors.